Exhibit 99.1
PRESS RELEASE
Evergreen Solar Announces Third Quarter 2007 Results
New Factory with Quad Wafer Technology on Schedule
Marlboro, Massachusetts, October 25, 2007 — Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, today announced financial results for the third quarter ended September 29, 2007.
Third Quarter 2007 Highlights:
•	Broke ground for the new 75 MW Massachusetts facility which is expected to open on schedule in the second half of 2008 and reach full capacity in early 2009

•	Increased shipments from the Marlboro facility by 13% over the second quarter to more than 4 MW resulting from added production from the Quad wafer furnaces combined with improvements in factory yields and cell efficiency

•	Finalized our supply agreement with Nitol adding to our contracted silicon supply that currently fulfills our silicon requirements through 2010. We have engaged with other suppliers to secure additional silicon in order to meet our planned expansions beyond 2010.

•	Achieved worldwide sales of String Ribbon product of $62.9 million, up approximately 41% from the second quarter of 2007, including $47.5 million of sales generated by EverQ
Third Quarter 2007 Financial Results
Product sales were $15.4 million compared to $13.4 million in the second quarter of 2007 and $36.2 million in the third quarter of 2006, which included $25.4 million of sales generated by EverQ, whose results were consolidated with Evergreen Solar until the ownership change in December 2006.
Total worldwide sales of String Ribbon product were $62.9 million in the third quarter, which includes $47.5 million of sales generated by EverQ, compared to $44.7 million in the second quarter of 2007, including $31.3 million generated by EverQ. EverQ’s new 60 MW facility shipped its first solar panel late in the second quarter and is expected to reach full capacity by the end of 2007, as scheduled
Gross margin was $4.5 million, or 24.9%, including fees of $2.8 million related to the marketing and sale of EverQ panels by Evergreen Solar and royalty payments for Evergreen Solar’s technology contribution to EverQ. In the second quarter of 2007, gross margin was $3.4 million or 22.3%, including EverQ fees of $2.0 million. In the third quarter of 2006, gross margin was $5.7 million, or 15.7%, which included EverQ factory start-up costs.
Net loss was $3.7 million, or $0.04 per share, for the third quarter of 2007, including $404,000 for Evergreen Solar’s portion of EverQ’s quarterly profit. In the second quarter of 2007, net loss was $7.5 million, or $0.09 per share, which included Evergreen Solar’s share of EverQ’s quarterly loss of $1.6 million due to start up of the second EverQ factory. In the third quarter of 2006, net loss was $5.6 million, or $0.08 per share.
“We continue to be relentless in pursuing process improvements in Marlboro that will be the basis for our Devens facility,” said Richard M. Feldt, Chairman, President and Chief Executive Officer of Evergreen Solar. “The performance of our new prototype Quad furnaces currently operating in Marlboro has been steadily improving and we expect that this generation of the Quad furnaces will meet all of our expectations when the new Devens facility reaches full capacity in early 2009, including an improvement in our factory-wide yield of approximately 10 percentage points. We have redeployed or are hiring very talented operations personnel as we prepare for opening our new facility as scheduled by mid 2008.”
Guidance for Fourth Quarter 2007
Product revenue is expected to be in the range of $16.0 million to $16.5 million and fees from EverQ are expected to be in the range of $4.0 million to $4.5 million. Gross margin is expected to be in the range of 26.0% to 28.0%.
Operating expenses are expected to be in the range of $11.5 million to $12.0 million, including factory start-up costs of approximately $1.5 million.
Operating loss is expected to be in the range of $6.0 million to $6.5 million and net loss is expected to be in the range of $3.5 million to $4.0 million, or $0.04 per share, including approximately $1.5 million to $2.0 million of non-operating income and approximately $1.0 million of income from EverQ.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.

Conference Call Information
Evergreen Solar’s management will conduct a conference call at 5:00 p.m. (ET) today to review the Company’s third-quarter financial results. The conference call will be webcast live over the Internet. The webcast can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event. The call also can be accessed by dialing (877) 681-3372 or (719) 325-4937 prior to the start of the call. For those unable to join the live conference call, a replay will be available from 8:00 p.m. (ET) on October 25 through midnight (ET) on October 31. To access the replay, dial (888) 203-1112 or (719) 457-0820 and refer to confirmation code 7276664. The webcast also will be archived on the Company’s website
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws. Evergreen Solar cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to: the Company’s guidance for the fourth quarter of 2007, including the Company’s expectations regarding future revenue growth, earnings and gross margin performance; the Company’s ability to design, construct, open and commence operation of its 75 MW facility as scheduled and utilize its Quad technology platform and realize its yield, efficiency and silicon usage potential. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the Company’s business and results of operations could be materially impaired as a result of poor manufacturing or product performance; the market for solar power products is emerging and rapidly developing and market demand for solar power products such as the Company’s products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the risk that the Company may fail to bring to market new products under development or that any such products may not achieve commercial acceptance; the risk that technological changes in the solar industry could render its solar products uncompetitive or obsolete; the Company sells via a small number of reseller partners, and the Company’s relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company’s business, the business of the Company’s strategic partners, competitive factors, solar power market conditions, or financial market conditions; the market for products such as the Company’s solar power products is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; and the Company is susceptible to shortages of specialized silicon that the Company uses in the manufacture of its products. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission — including the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007, as amended on Form 10-K/A on April 30, 2007, the Form S-3 filed with the SEC on May 16, 2007, and the Quarterly Report on Form 10-Q filed with the SEC on August 2, 2007 (copies of which may be obtained at the SEC’s website at:

http://www.sec.gov) — could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
Contact:
Michael El-Hillow
Chief Financial Officer
Evergreen Solar, Inc.
508-357-2221 x7708
investors@evergreensolar.com

Evergreen Solar, Inc. (Nasdaq:
ESLR) Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31,	September 29,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$6,828	$97,326
Marketable securities	42,593	58,667
Restricted cash	—	41,000
Accounts receivable, net of allowances for doubtful accounts	20,249	10,879
Inventory	4,767	7,506
Interest receivable	675	863
Other current assets	6,882	11,275

Total current assets	81,994	227,516

Investment in and advances to EverQ	70,460	72,907
Restricted cash	414	414
Deferred financing costs	2,434	2,102
Prepaid cost of inventory	—	132,690
Fixed assets, net	50,516	66,157
Other assets	1,433	1,134

Total assets	$207,251	$502,920

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,465	$25,840
Accrued employee compensation	2,791	4,148
Accrued interest	—	984
Accrued warranty	705	705
Other accrued expenses	2,443	4,525

Total current liabilities	24,404	36,202

Subordinated convertible notes	90,000	90,000

Total liabilities	114,404	126,202
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 150,000,000 shares authorized, 68,066,204 and 101,306,298 issued and outstanding at December 31, 2006 and September 29, 2007, respectively	681	1,013
Additional paid-in capital	211,053	507,975
Accumulated deficit	(119,678)	(137,068)
Accumulated other comprehensive income	791	4,798

Total stockholders’ equity	92,847	376,718

Total liabilities and stockholders’ equity	$207,251	$502,920

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended		Year-to-Date Period Ended
	September 30,	September 29,	September 30,	September 29,
	2006	2007	2006	2007
Product revenues	$36,231	$15,383	$69,846	$41,417
Royalty and fee revenues	—	2,807	—	6,263

Total revenues	36,231	18,190	69,846	47,680
Cost of revenues	30,525	13,660	64,654	36,881

Gross profit	5,706	4,530	5,192	10,799

Operating expenses:
Research and development	4,511	5,381	12,321	15,749
Selling, general and administrative	5,272	5,079	16,409	15,355
Production start-up	—	358	—	358

Total operating expenses	9,783	10,818	28,730	31,462

Operating loss	(4,077)	(6,288)	(23,538)	(20,663)

Other income (expense):
Foreign exchange gains (losses), net	148	(133)	2,107	611
Interest income	917	3,268	3,519	6,678
Interest expense	(1,763)	(914)	(4,874)	(2,750)

Other income (expense), net	(698)	2,221	752	4,539

Loss before minority interest and equity income (loss)	(4,775)	(4,067)	(22,786)	(16,124)
Minority interest in EverQ	(828)	—	1,584	—
Equity income (loss) from interest in EverQ	—	404	—	(1,266)

Net loss	$(5,603)	$(3,663)	$(21,202)	$(17,390)

Net loss per share (basic and diluted)	$(0.08)	$(0.04)	$(0.33)	$(0.21)

Weighted average shares used in computing basic and diluted net loss per share	66,127	98,343	65,229	82,692